Exhibit 99.1
NEWS RELEASE
MiniMed announces closing of Initial Public Offering
NORTHRIDGE, CA, March 9, 2026 – MiniMed Group, Inc. (MiniMed; Nasdaq: MMED) today announced the closing of its previously announced initial public offering (IPO) of 28,000,000 shares of its common stock at a price to the public of $20.00 per share. The shares began trading on the Nasdaq Global Select Market (Nasdaq) on March 6, 2026 under the symbol “MMED.”
As of the closing of the IPO, Medtronic plc (Medtronic) owns approximately 90.03% of MiniMed common stock. Medtronic has previously stated that its preferred path to complete the separation is a split-off.
After deducting underwriting discounts and commissions and estimated offering expenses payable by MiniMed, the net proceeds to MiniMed were approximately $538 million. MiniMed intends to use a portion of the net proceeds for general corporate purposes. The remainder have been used to repay intercompany debt owed to Medtronic.
Goldman Sachs & Co. LLC, BofA Securities, Citigroup and Morgan Stanley acted as the active bookrunners for the offering. Barclays, Deutsche Bank Securities, Mizuho, Wells Fargo Securities, Evercore ISI and Piper Sandler also acted as joint book running managers and BTIG and William Blair & Company, L.L.C. acted as co-managers. The offering was made only by means of a prospectus. Copies of the prospectus relating to the IPO may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at +1-866-471-2526, by facsimile at +1-212-902-9316 or by email at prospectus-ny@ny.email.gs.com; BofA Securities, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attention: Prospectus Department, by email at dg.prospectus_requests@bofa.com; Citigroup, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, telephone at +1-800-831-9146; and Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or by email at prospectus@morganstanley.com.
A registration statement on Form S-1 relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (SEC). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MiniMed
MiniMed is a global leader in insulin delivery, constantly advancing therapies that support people with diabetes in 80 countries. Our full-stack, integrated ecosystem, including our insulin delivery systems, CGMs, algorithms, and easy-to-use app experience, is designed to work seamlessly together, supported by white-glove, wrap-around service. For over 40 years, we’ve pioneered therapies people can rely on by anticipating needs, reducing burden, and helping make life with diabetes easier. Our mission is to make every day a better day for people with diabetes.
Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to the offering and the use of proceeds therefrom. There are significant risks and uncertainties relating to the IPO. Important factors that could cause actual results to differ materially from management’s expectations include, without limitation: capital market risks and the impact of general economic or industry conditions. There can be no guarantees that MiniMed will achieve the anticipated benefits of the IPO. The ability of MiniMed or Medtronic to achieve the anticipated benefits of the IPO may be materially affected by such factors as changes to the business, results of operations or financial condition of MiniMed or Medtronic, changes in the medical products industry, adverse market or macroeconomic conditions and other factors outside the control of MiniMed or Medtronic. For additional information about the factors that affect Medtronic’s and MiniMed’s businesses, please see their respective filings with the SEC. Each of Medtronic and MiniMed does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.
MiniMed Contacts
Janet Cho
Public Relations
+1-818-403-7028
Ryan Weispfenning
Investor Relations
+1-763-505-4626
Medtronic Contacts
Justin Paquette
Public Relations
+1-612-271-7935
Ingrid Goldberg
Investor Relations
+1-763-505-2696